Change in Registrant's Independent Public Accountant

Effective December 4, 2024, the Audit Committee of the Board of Trustees of The Advisors’ Inner Circle Fund III (the “Trust”) accepted the resignation by Deloitte & Touche LLP (“D&T”) as the independent registered public accounting firm for the First Foundation Fixed Income Fund and the First Foundation Total Return Fund (the “Funds”) for the Funds’ fiscal-year-ended September 30, 2025.

D&T’s reports on the financial statements of the Funds as of and for the fiscal-years-ended September 30, 2024, and 2023, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Funds’ two fiscal-years-ended September 30, 2024 and 2023, and the subsequent interim period through December 4, 2024, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of the disagreement in connection with D&T’s reports on the financial statements. In addition, there have been no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934 with respect to the Funds.

The Funds have provided D&T with a copy of the foregoing disclosures and have requested that D&T furnish the Funds with a letter addressed to the U.S. Securities and Exchange Commission (the “SEC”) stating whether D&T agrees with the statements made by the Funds, set forth above, and, if not, stating the respects in which D&T does not agree. A copy of the letter from D&T to the SEC is filed as an exhibit to this Form N-CSR.

On December 4, 2024, the Audit Committee of the Trust’s Board of Trustees approved, and the Trust’s Board of Trustees, based upon the recommendation of the Audit Committee, approved, the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Funds’ independent registered public accounting firm for the fiscal-year-ended September 30, 2025.

For the two fiscal-years-ended September 30, 2024 and 2023, and the subsequent interim period through December 4, 2024, neither the Funds, nor anyone on the Funds’ behalf, consulted with PwC on items which: (1) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements, and no written report or oral advice was provided to the Funds that PwC concluded was an important factor considered by the Funds in reaching a decision as to any accounting, auditing, or financial reporting issue; or (2) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).